                     INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

          THIS AGREEMENT, made this 1st day of December 1997, by and between Fortis Income Portfolios, Inc., a Minnesota corporation (the "Company") and Fortis Advisers, Inc., a Minnesota ("Advisers").

                                      RECITALS

          A. WHEREAS, the Board of Directors of the Company has amended the Company's Articles of Incorporation to create a new series of $.01 par value common stock desinated as Series B Common Shares known as "Fortis Strategic Income Fund (the "Portfolio"); and

          B. WHEREAS, the Board of Directors of the Company desires to enter into this Agreement pursuant to which Advisers will act as investment adviser for, and manage the affairs, business and the investment assets of the Portfolio.

          NOW, THEREFORE, in consideration of the mutual agreements and covenants herein made, the Company and Advisers agree as follows:

          1.   INVESTMENT ADVISORY AND MANAGEMENT SERVICES

          The Company hereby engages Advisers, and Advisers hereby agrees to act, as investment adviser for, and to manage the affairs, business and the investment of the assets of the Portfolio.

          The investment of the assets of the Portfolio shall at all times be subject to the applicable provisions of the Articles of Incorporation, Bylaws, Registration Statement and current Prospectus of the Portfolio and shall conform to the policies and purposes of the Portfolio as set forth in the Registration Statement and Prospectus and as interpreted from time to time by the Board of Directors of the Company. Within the framework of the investment policies of the Portfolio, Advisers shall have the sole and exclusive responsibility for the management of the Portfolio and the making and execution of all investment decisions for the Portfolio. Advisers shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of Advisers to the investment policies of the Portfolio.

          Advisers shall, at its own expense, furnish the Portfolio suitable office space, and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio. Advisers shall arrange, if requested by the Company, for officers, employees or other affiliates of Advisers to serve without compensation from the Portfolio as directors, officers, or employees of the Fund if duly elected to such positions by the shareholders or directors of the Company.


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

          Advisers hereby acknowledges that all records necessary in the operation of the Portfolio, including records pertaining to shareholders and investments, are the property of the Portfolio, and in the event that a transfer of management or investment advisory services to someone other than Advisers should ever occur, Advisers will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Portfolio.

          2.   COMPENSATION FOR SERVICES.

          In payment for all services, facilities, equipment and personnel, and for other costs of Advisers hereunder, the Portfolio shall pay to Advisers a monthly fee, which fee shall be paid to Advisers not later than the fifth business day of the month following the month in which such services are rendered. Such monthly bee shall be at the rate or rates set forth below and shall be based on the average of the net asset values of all of the issued and outstanding shares of the Portfolio as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus of the Portfolio. The following table sets forth the fee on a monthly and annual basis:


Monthly              Equivalent                   Average Asset
 Rate               Annual Rate              Values of the Portfolio
-------             -----------              -----------------------
1/15 of 1%          8/10 of 1%               On the first $50,000,000
7/120 of 1%         7/10 of 1%               For assets over $50,000,000

          The fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

          3.   ALLOCATION OF EXPENSES

          In addition to the fee described in Section 2 hereof, the Portfolio shall pay all its expenses which are not assumed by Advisers and/or Fortis Investors, Inc. ("Investors"). These expenses include, by way of example, but not by way of limitation, the fees and expenses of directors and officers of the Company who are not "affiliated persons" of Advisers, interest expenses, taxes, brokerage fees and commissions, fees and expenses of registering and qualifying the Portfolio and its shares for distribution under federal and state securities laws, expenses of preparing prospectuses and of printing and distributing prospectuses annually to existing shareholders, custodian charges, auditing and legal expenses, insurance expenses, association membership dues, and the expenses of reports to shareholders, shareholders' meetings and proxy solicitations. Advisers shall bear the costs of acting as the Portfolio's transfer agent, registrar and dividend disbursing agent.

          Advisers or Investors shall bear all promotional expenses in connection with the distribution of the Portfolio's shares, including paying for prospectuses and shareholder reports for new shareholders and the costs of sales literature.


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          4.   FREEDOM TO DEAL WITH THIRD PARTIES.

          Advisers shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

          5.   EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

 .         The effective date of this Agreement shall be December 1, 1997.
Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Portfolio shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is less.

          Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually by the Board of Directors of the Company, including the specific approval of a majority of the directors who are not interested persons of Advisers or of the Company cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority of the outstanding voting securities of the Portfolio.

          This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Company or by the vote of the holders of a majority of the outstanding voting securities of the Portfolio, or by Advisers, upon sixty (60) days written notice to the other party. Any such termination may be made effective with respect to both the investment advisory and management services provided for in this Agreement or with respect to either of such kinds of services. This Agreement shall automatically terminate in the event of its assignment.

          6.   AMENDMENTS TO AGREEMENT.

          No material amendment to this Agreement shall be effective until approved by a vote of the holders of a majority of the outstanding voting securities of the Portfolio.

          7.   NOTICES.

          Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.


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          IN WITNESS WHEREOF, the Company and Advisers have caused this
Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                        FORTIS INCOME PORTFOLIOS, INC.



                                        By   /s/ Dean C. Kopperud
                                             -----------------------------------
                                        Its  President
                                             -----------------------------------


                                        FORTIS ADVISERS, INC.



                                        By   /s/ Dean C. Kopperud
                                             -----------------------------------
                                        Its  President
                                             -----------------------------------


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